AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT, dated as of September 26, 2008, among (a) BARON SELECT FUNDS, on behalf of its series Baron Partners Fund, a Delaware statutory trust (the “Borrower”), (b) STATE STREET BANK AND TRUST COMPANY, as operations agent (hereinafter, in such capacity, the “Operations Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to an Amended and Restated Credit Agreement dated as of September 26, 2008 (as amended and in effect from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Operations Agent and the other parties thereto; and (c) STATE STREET BANK AND TRUST COMPANY in its capacity as Custodian (as defined in the Credit Agreement) (in such capacity, the “Custodian”).

WHEREAS, the Borrower, the Lenders, the Operations Agent and certain other parties entered into a Credit Agreement dated as of September 28, 2007 (as heretofore amended and restated, the “Original Credit Agreement”) pursuant to which the Lenders, subject to the terms and conditions contained therein, provided certain financial accommodations to the Borrower; and

WHEREAS, the Original Credit Agreement shall be amended and restated in its entirety by the Credit Agreement as set forth therein and shall remain in full force and effect only as set forth therein; and

WHEREAS, the Borrower has granted to the Operations Agent, for the benefit of the Operations Agent and the Lenders, a security interest in and lien on all of its assets in order to secure the payment and performance of the Obligations pursuant to a Security Agreement dated as of September 28, 2007 (as supplemented and amended and in effect from time to time, the “Original Security Agreement”); and

WHEREAS, each of the Borrower, the Lenders and the Operations Agent wishes to continue and reaffirm the grants of liens and security interests by the Borrower in favor of the Operations Agent for the benefit of the Operations Agent and all the Lenders; and

WHEREAS, it is a condition precedent to the Lenders’ making loans or otherwise extending credit to the Borrower under the Credit Agreement that the Borrower execute and deliver to the Operations Agent, for the benefit of the Lenders and the Operations Agent, an amended and restated security agreement in substantially the form hereof; and

WHEREAS, the Borrower, the Lenders and the Operations Agent now wish to amend and restate the Original Security Agreement in substantially the form hereof, which shall amend and restate in its entirety the Original Security Agreement;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Original Security Agreement to read as follows:

1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Credit Agreement. The term “State”, as used herein, means the State of New York. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.

2. Grant of Security Interest.

2.1. Grant; Collateral Description. (a) The Borrower hereby ratifies and affirms the grant of security interests made pursuant to the Original Security Agreement, and (b) to the extent not covered under clause (a), the Borrower hereby grants to the Operations Agent, for the benefit of the Lenders and the Operations Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and assigns to the Operations Agent, for the benefit of the Lenders and the Operations Agent, the following properties, assets and rights of the Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).

2.2. Commercial Tort Claims. The Operations Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to the Borrower’s compliance with §4.7.

2.3. Non-Transferable Collateral. (a) The grant of the security interest contained in §2.1 shall not extend to, and the term “Collateral” shall not include, any directly held investment property, or any general intangibles, now or hereafter held or owned by the Borrower, to the extent, in each case, that (i) a security interest may not be granted by the Borrower in such directly held investment property or general intangibles as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto and (ii) such consent has not been obtained.

(b) The grant of the security interest contained in §2.1 shall extend to, and the term “Collateral” shall include, (i) any and all proceeds of such directly held investment property or general intangibles to the extent that the proceeds are not themselves directly held investment property or general intangibles subject to §2.3(a) and (ii) upon any such applicable party or parties’ consent with respect to any otherwise excluded directly held investment property or general intangibles being obtained, thereafter such directly held investment property or general intangibles.

(c) The provisions of §2.3(a) shall not apply to (i) directly held investment property or general intangibles to the extent that the restriction on the Borrower granting a security interest therein is not effective under applicable law or (ii) payment intangibles.

(d) Simultaneously with the delivery of the Borrowing Base Report, the Borrower shall deliver to the Operations Agent a report detailing any assets owned by the Borrower as of the date of such Borrowing Base Report which, pursuant to the provisions of this §2.3, will not constitute Collateral.

3. Authorization to File Financing Statements. The Borrower hereby irrevocably authorizes the Operations Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Operations Agent promptly upon request. The Borrower also ratifies its authorization for the Operations Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4. Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of the Operations Agent to enforce, the Operations Agent’s security interest in the Collateral, the Borrower agrees, in each case at the Borrower’s expense, to take the following actions with respect to the following Collateral and without limitation on the Borrower’s other obligations contained in this Agreement:

4.1. Promissory Notes and Tangible Chattel Paper. If the Borrower shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, the Borrower shall forthwith endorse, assign and deliver the same to the Operations Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Operations Agent may from time to time specify.

4.2. Deposit Accounts. For each deposit account that the Borrower, now or at any time hereafter, opens or maintains, the Borrower shall, at the Operations Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Operations Agent, either (a) cause the depositary bank to agree to comply without further consent of the Borrower, at any time with instructions from the Operations Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Operations Agent to become the customer of the depositary bank with respect to the deposit account, with the Borrower being permitted, only with the consent of the Operations Agent, to exercise rights to withdraw funds from such deposit account. The Operations Agent agrees with the Borrower that the Operations Agent shall not give any such instructions or withhold any withdrawal rights from the Borrower, unless an Event of Default has occurred and is continuing, or, if effect were given to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) a deposit account for which the Operations Agent is the depositary bank and is in automatic control, and (ii) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s salaried employees.

4.3. Investment Property. If the Borrower shall, now or at any time hereafter, hold or acquire any certificated securities, the Borrower shall forthwith endorse, assign and deliver the same to the Operations Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Operations Agent may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall immediately notify the Operations Agent thereof and, at the Operations Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Operations Agent, either (a) cause the issuer to agree to comply without further consent of the Borrower or such nominee, at any time with instructions from the Operations Agent as to such securities, or (b) arrange for the Operations Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Borrower are held by the Borrower or its nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify the Operations Agent thereof and, at the Operations Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Operations Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of the Borrower or such nominee, at any time with entitlement orders or other instructions from the Operations Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Operations Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Operations Agent to become the entitlement holder with respect to such investment property, with the Borrower being permitted, only with the consent of the Operations Agent, to exercise rights to withdraw or otherwise deal with such investment property.

The Operations Agent agrees with the Borrower that the Operations Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Operations Agent is the securities intermediary.

4.4. Collateral in the Possession of a Bailee. If any Collateral is, now or at any time hereafter, in the possession of a bailee, the Borrower shall promptly notify the Operations Agent thereof and, at the Operations Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Operations Agent, that the bailee holds such Collateral for the benefit of the Operations Agent and such bailee’s agreement to comply, without further consent of the Borrower, at any time with instructions of the Operations Agent as to such Collateral.

4.5. Electronic Chattel Paper, Electronic Documents and Transferable Records. If the Borrower, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper, any electronic document or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Operations Agent thereof and, at the request and option of the Operations Agent, shall take such action as the Operations Agent may reasonably request to vest in the Operations Agent control, under §9-105 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic chattel paper, control, under §7-106 of the Uniform Commercial Code of the State or any other relevant jurisdiction, of such electronic document or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Operations Agent agrees with the Borrower that the Operations Agent will arrange, pursuant to procedures satisfactory to the Operations Agent and so long as such procedures will not result in the Operations Agent’s loss of control, for the Borrower to make alterations to the electronic chattel paper, electronic document or transferable record permitted under UCC §9-105, UCC §7-106, or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper, electronic document or transferable record. The provisions of this §4.5 relating to electronic documents and “control” under UCC §7-106 apply in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in the State or in any other relevant jurisdiction.

4.6. Letter-of-Credit Rights. If the Borrower is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, the Borrower shall promptly notify the Operations Agent thereof and, at the request and option of the Operations Agent, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Operations Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Operations Agent of the proceeds of the letter of credit or (b) arrange for the Operations Agent to become the transferee beneficiary of the letter of credit, with the Operations Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.

4.7. Commercial Tort Claims. If the Borrower shall, now or at any time hereafter, hold or acquire a commercial tort claim, the Borrower shall immediately notify the Operations Agent in a writing signed by the Borrower of the particulars thereof and grant to the Operations Agent, for the benefit of the Lenders and the Operations Agent, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Operations Agent.

4.8. Other Actions as to any and all Collateral. The Borrower further agrees, upon the request of the Operations Agent and at the Operations Agent’s option, to take any and all other actions as the Operations Agent may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Operations Agent to enforce, the Operations Agent’s security interest in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code of any relevant jurisdiction, to the extent, if any, that the Borrower’s signature thereon is required therefor, (b) causing the Operations Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Operations Agent to enforce, the Operations Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Operations Agent to enforce, the Operations Agent’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Operations Agent, including any consent of any licensor, lessor or other person obligated on Collateral, and any party or parties whose consent is required for the security interest of the Operations Agent to attach under §2.3, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Operations Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Operations Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

5. Representations and Warranties Concerning Borrower’s Legal Status. The Borrower has previously delivered to the Operations Agent a certificate signed by the Borrower and entitled “Perfection Certificate” (the “Perfection Certificate”). The Borrower represents and warrants to the Lenders and the Operations Agent as follows: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none, (d) the Perfection Certificate accurately sets forth the Borrower’s place of business or, if more than one, its chief executive office, as well as the Borrower’s mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete, and (f) there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Borrower.

6. Covenants Concerning Borrower’s Legal Status. The Borrower covenants with the Lenders and the Operations Agent as follows: (a) without providing at least thirty (30) days prior written notice to the Operations Agent, the Borrower will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Borrower does not have an organizational identification number and later obtains one, the Borrower will forthwith notify the Operations Agent of such organizational identification number, and (c) the Borrower will not change its type of organization, jurisdiction of organization or other legal structure.

7. Representations and Warranties Concerning Collateral, Etc. The Borrower further represents and warrants to the Lenders and the Operations Agent as follows: (a) the Borrower is the owner of or has other rights in or power to transfer the Collateral, free from any right or claim of any person or any adverse lien, except for the security interest created by this Agreement and other Liens permitted by the Credit Agreement, (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Uniform Commercial Code of the State, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) the Borrower holds no commercial tort claim except as indicated on the Perfection Certificate, (e) the Borrower has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, (f) all other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete, and (g) there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Borrower.

8. Covenants Concerning Collateral, Etc. The Borrower further covenants with the Lenders and the Operations Agent as follows: (a) the Collateral, to the extent not delivered to the Operations Agent pursuant to §4, will be kept at those locations listed on the Perfection Certificate and the Borrower will not remove the Collateral from such locations, without providing at least 30 days prior written notice to the Operations Agent, (b) except for the security interest herein granted and Liens permitted by the Credit Agreement, the Borrower shall be the owner of the Collateral free from any right or claim of any other person or any lien, and the Borrower shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Operations Agent or any of the Lenders, (c) the Borrower shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any lien in the Collateral in favor of any person, or become bound (as provided in Section 9-203(d) of the Uniform Commercial Code of the State or any other relevant jurisdiction or otherwise) by a security agreement in favor of any person as secured party, other than the Operations Agent except for Liens permitted by the Credit Agreement, (d) the Borrower will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) as provided in the Credit Agreement, the Borrower will permit the Operations Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located, (f) the Borrower will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement, (g) the Borrower will continue to operate, its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, and (h) the Borrower will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for sales of inventory in the ordinary course of business and dispositions permitted by the Credit Agreement.

9. Collateral Protection Expenses; Preservation of Collateral.

9.1. Expenses Incurred by Operations Agent. In the Operations Agent’s discretion, the Operations Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums, in each case if the Borrower fails to do so. The Borrower agrees to reimburse the Operations Agent on demand for all expenditures so made. The Operations Agent shall have no obligation to the Borrower to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Default or Event of Default.

9.2. Operations Agent’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Borrower shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Borrower thereunder. Neither the Operations Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Operations Agent or any Lender of any payment relating to any of the Collateral, nor shall the Operations Agent or any Lender be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Operations Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Operations Agent or to which the Operations Agent or any Lender may be entitled at any time or times. The Operations Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Operations Agent deals with similar property for its own account.

10. Securities and Deposits. The Operations Agent may at any time following and during the continuance of a Default and Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. The Operations Agent agrees to provide the Borrower with prompt notice of any such transfer, provided, the failure of the Operations Agent to provide such notice shall not in any manner alter or otherwise limit the Operations Agent’s rights hereunder. Whether or not any Obligations are due, the Operations Agent may following and during the continuance of a Default and Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Operations Agent or any Lender to the Borrower may at any time be applied to or set off against any of the Obligations.

11. Notification to Account Debtors and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, the Borrower shall, at the request and option of the Operations Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Operations Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Operations Agent or to any financial institution designated by the Operations Agent as the Operations Agent’s agent therefor, and the Operations Agent may itself, if a Default or an Event of Default shall have occurred and be continuing, without notice to or demand upon the Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Borrower as trustee for the Operations Agent, for the benefit of the Lenders and the Operations Agent, without commingling the same with other funds of the Borrower and shall turn the same over to the Operations Agent in the identical form received, together with any necessary endorsements or assignments. The Operations Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Operations Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

12. Power of Attorney.

12.1. Appointment and Powers of Operations Agent. The Borrower hereby irrevocably constitutes and appoints the Operations Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Borrower or in the Operations Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to do the following:

(a) upon the occurrence and during the continuance of a Default or an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State or any other relevant jurisdiction and as fully and completely as though the Operations Agent were the absolute owner thereof for all purposes, and to do, at the Borrower’s expense, at any time, or from time to time, all acts and things which the Operations Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Operations Agent’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as the Borrower might do, including (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Borrower, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Operations Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that the Borrower’s authorization given in §3 is not sufficient, to file such financing statements with respect hereto, with or without the Borrower’s signature, or a photocopy of this Agreement in substitution for a financing statement, as the Operations Agent may deem appropriate and to execute in the Borrower’s name such financing statements and amendments thereto and continuation statements which may require the Borrower’s signature.

12.2. Ratification by Borrower. To the extent permitted by law, the Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

12.3. No Duty on Operations Agent. The powers conferred on the Operations Agent hereunder are solely to protect the interests of the Operations Agent and the Lenders in the Collateral and shall not impose any duty upon the Operations Agent to exercise any such powers. The Operations Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Operations Agent’s own gross negligence or willful misconduct.

13. Rights and Remedies. If a Default or an Event of Default shall have occurred and be continuing, the Operations Agent, without any other notice to or demand upon the Borrower (other than notices expressly provided for herein or in any other Loan Document), shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or any other relevant jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose the Operations Agent may, so far as the Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. The Operations Agent may in its discretion require the Borrower to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Borrower’s principal office(s) or at such other locations as the Operations Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Operations Agent shall give to the Borrower at least ten (10) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Borrower hereby acknowledges that ten (10) Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Operations Agent’s rights and remedies hereunder, including its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto. In addition, the Borrower hereby reaffirms all of the Operation Agent’s rights and remedies set forth in Section 3.03(b) of the Credit Agreement.

14. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Operations Agent to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Operations Agent (a) to fail to incur expenses reasonably deemed significant by the Operations Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Operations Agent against risks of loss, collection or disposition of Collateral or to provide to the Operations Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Operations Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Operations Agent in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this §14 is to provide non-exhaustive indications of what actions or omissions by the Operations Agent would fulfill the Operations Agent’s duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in the Operations Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Operations Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this §14. Without limitation upon the foregoing, nothing contained in this §14 shall be construed to grant any rights to the Borrower or to impose any duties on the Operations Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this §14.

15. No Waiver by Operations Agent, etc. The Operations Agent shall not be deemed to have waived any of its rights and remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by the Operations Agent with the consent of the Required Lenders. No delay or omission on the part of the Operations Agent in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of the Operations Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Operations Agent deems expedient.

16. Suretyship Waivers by Borrower. The Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Operations Agent may deem advisable. The Operations Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in §9.2. The Borrower further waives any and all other suretyship defenses.

17. Marshaling. Neither the Operations Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Operations Agent or any Lender hereunder and of the Operations Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Operations Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

18. Proceeds of Dispositions; Expenses. The Borrower shall pay to the Operations Agent on demand any and all reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Operations Agent in protecting, preserving or enforcing the Operations Agent’s rights and remedies under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Credit Agreement, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Borrower. In the absence of final payment and satisfaction in full of all of the Obligations, the Borrower shall remain liable for any deficiency.

19. Overdue Amounts. Until paid, all amounts due and payable by the Borrower hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest for overdue principal set forth in the Credit Agreement.

20. Governing Law; Consent to Jurisdiction. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE. The Borrower agrees that any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance or enforcement of such rights or obligations may be brought in the courts of the State or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified in Section 9.01 of the Credit Agreement. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

21. Waiver of Jury Trial. THE BORROWER WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER

OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Borrower waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that neither the Operations Agent or any Lender nor any representative, agent or attorney of the Operations Agent or any Lender has represented, expressly or otherwise, that the Operations Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement and (b) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Operations Agent or any Lender is a party, the Operations Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §21.

22. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Operations Agent, the Lenders and their respective successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Borrower acknowledges receipt of a copy of this Agreement.

23. Transitional Arrangements. This Amended and Restated Security Agreement shall supersede the Original Security Agreement on the date hereof. Upon the effectiveness of the Credit Agreement, the rights and obligations of the respective parties under the Original Security Agreement shall be subsumed within and governed by this Amended and Restated Security Agreement; provided, that the provisions of the Original Security Agreement shall remain in full force and effect prior to the effectiveness of the Credit Agreement, and that the liens granted pursuant to the Original Security Agreement shall continue to be in effect hereunder as set forth in §2.1.

IN WITNESS WHEREOF, intending to be legally bound, the Borrower has caused this Agreement to be duly executed as of the date first above written.

BARON SELECT FUNDS, on behalf of its series Baron Partners Fund.

By:	/s/ Patrick M. Patalino
Title:	Chief Legal Officer

Accepted:

STATE STREET BANK AND TRUST COMPANY, as Operations Agent

By:	/s/ Karen Gallagher
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY, as Custodian

By:	/s/ Joseph C. Antonellis
Title:	Vice Chairmen

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF	)
) ss.
COUNTY OF	)

On this      day of September, 2008, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which were                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose (as                                          for Baron Select Funds, a Delaware statutory trust).

(official signature and seal of notary)

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